AMENDED AND RESTATED EXPENSE REIMBURSEMENT AGREEMENT

Agreement (“Agreement”) dated as of March 1, 2015 by and between FLEXSHARES TRUST (the “Trust”), a Maryland statutory trust and a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and NORTHERN TRUST INVESTMENTS, INC. (“NTI”).

WHEREAS, NTI serves as investment adviser to each portfolio of the Trust set forth in Exhibit A hereto (each a “Fund” and collectively, the “Funds”) pursuant to an Investment Advisory and Ancillary Services Agreement (the “Advisory Agreement”) between the Trust and NTI dated August 23, 2011, as amended.

WHEREAS, pursuant to Section 5 of the Advisory Agreement, NTI has agreed to pay all of the operating expenses of the Funds, excluding (i) the advisory fees payable under the Advisory Agreement to NTI; (ii) distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; (iii) interest expenses; (iv) brokerage expenses and other expenses (such as stamp taxes) in connection with the execution of portfolio transactions or in connection with creation and redemption transactions; (v) compensation and expenses of the Trust’s trustees who are not officers, directors/trustees, partners or employees of NTI or its affiliates (the “Independent Trustees”); (vi) compensation and expenses of counsel to the Independent Trustees; (vii) tax expenses; and (viii) extraordinary expenses, as determined under generally accepted accounting principles.

WHEREAS, the parties to this Agreement wish to provide for an undertaking by NTI to reimburse each Fund the operating expenses that represents the compensation and expenses of the (i) Trust’s Independent Trustees, and (ii) counsel to the Independent Trustees allocated to the Fund.

WHEREAS, the parties to this Agreement have amended and restated the Agreement to clarify the terms and extend the Agreement until March 1, 2016 with respect to all of the Funds set forth in Exhibit A.

NOW THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

1.        With respect to each Fund, NTI shall from the date of this Agreement reimburse the portion of the operating expenses of the Fund that represents the Fund’s allocation of the compensation and expenses of the (i) Trust’s Independent Trustees, and (ii) counsel to the Independent Trustees.

2.        With respect to each Fund, the termination date of this Agreement shall be March 1, 2016. The termination date with respect to one or more Funds may be extended by mutual agreement of the parties. Notwithstanding the foregoing, this Agreement may be terminated by the Trust’s Board of Trustees, with respect to any Fund, at any time if it determines that such termination is in the best interest of the Fund and its shareholders.

3.        NTI acknowledges and agrees that it shall not be entitled to collect on or make a claim for reimbursed expenses that are the subject of this Agreement at any time in the future.

4.        This Agreement shall be governed by and construed under the laws of the State of Illinois, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

FLEXSHARES TRUST

By:	/s/ Peter K. Ewing
Name:	/s/ Peter K. Ewing
Title:	Vice President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Peter K. Ewing
Name:	/s/ Peter K. Ewing
Title:	Senior Vice President

Exhibit A

FlexShares Trust

FlexShares® Morningstar US Market Factor Tilt Index Fund

FlexShares® Morningstar Developed Markets ex-US Factor Tilt Index Fund

FlexShares® Morningstar Emerging Markets Factor Tilt Index Fund

FlexShares® Quality Dividend Index Fund

FlexShares® Quality Dividend Defensive Index Fund

FlexShares® Quality Dividend Dynamic Index Fund

FlexShares® International Quality Dividend Index Fund

FlexShares® International Quality Dividend Defensive Index Fund

FlexShares® International Quality Dividend Dynamic Index Fund

FlexShares® Morningstar Global Upstream Natural Resources Index Fund

FlexShares® STOXX® Global Broad Infrastructure Index Fund

FlexShares® Global Quality Real Estate Index Fund

FlexShares® iBoxx 3-Year Target Duration TIPS Index Fund

FlexShares® iBoxx 5-Year Target Duration TIPS Index Fund

FlexShares® Ready Access Variable Income Fund

FlexShares® Disciplined Duration MBS Index Fund

FlexShares® Credit-Scored US Corporate Bond Index Fund